UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2023 (April 21, 2023)

Trinity Place Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08546	22-2465228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 Madison Avenue, New York, New York 10173

(Address of Principal Executive Offices) (Zip Code)

(212) 235-2190

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 Par Value Per Share	TPHS	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2023, Trinity Place Holdings Inc. (the “Company”) entered into a sixth amendment (the “CCF Amendment”) to the Credit Agreement, dated as of December 19, 2019 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “CCF”), by and between the Company, as borrower, certain subsidiaries of the Company as guarantors, TPHS Lender LLC, as initial lender (the “CCF Lender”) and as administrative agent, which, among other things, provides that cash interest otherwise due and accruing at the cash pay interest rate will instead be payable in kind for the period (the “Restricted Period”) through August 31, 2023, provided that if the Company has an executed commitment for a financing, sale transaction or other strategic transaction which results in the repayment in full of the obligations under the CCF (a “Strategic Transaction”) that is contemplated to be consummated after the completion of customary agreed closing conditions, this deadline will be further extended (x) automatically for 30 days, so long as the Strategic Transaction is consummated in accordance with the executed agreement and (y) upon the approval of the CCF Lender, not to be unreasonably withheld, for an additional 30 days; that the obligation of the Company to prepay the outstanding principal balance of the loan (the “Loan”) made pursuant to the CCF in the amount of $7.0 million is deferred from May 1, 2023 to the end of the Restricted Period; that the Company shall either enter into a Strategic Transaction or cause an equity contribution of at least $5 million to be made to it, which will be used to partially prepay the Loan, in each case on or prior to the end of the Restricted Period; requires the Company to provide certain additional periodic financial reporting, and that the ability of the Company to make certain previously permitted investments and other payments is suspended until the end of the Restricted Period.

In addition, under the CCF Amendment, so long as the advances remain outstanding and the CCF Lender is owed or holds greater than 50% of the sum of the aggregate principal amount of advances outstanding and the aggregate unused commitments, the CCF Lender is granted the right to appoint an independent director to the Company’s Board of Directors (the “Independent Director Designee”), in addition to its existing right to appoint a director or Board observer. At the election of the CCF Lender, a Board observer may be selected in lieu of the Independent Director Designee. The Independent Director Designee may sit on up to three Board committees and will be automatically included on any Board committee relating to a Strategic Transaction.

The foregoing description of the CCF Amendment is qualified in its entirety by reference to that agreement, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which the Company intends to file no later than May 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms and conditions of the CCF as described in Item 1.01 of this Current Report on Form 8-K, the CCF Lender appointed Patrick J. Bartels, Jr. as its Independent Director Designee, and on April 27, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors increased the size of the Board of Directors from six to seven and elected Mr. Bartels as a director to fill the vacancy created by the increase in the size of the Board of Directors. Mr. Bartels was appointed as a member of the Compensation Committee, Audit Committee and Transaction Committee of the Company’s Board of Directors.

Item 8.01 Other Events.

On April 27, 2023, a wholly-owned subsidiary (the “LOC Borrower”) of the Company and owner of the Paramus, New Jersey property, entered into an amendment to the credit agreement (the “Secured Line of Credit”), dated as of February 21, 2017, between the LOC Borrower and Webster Bank (formerly Sterling National Bank), which is secured by the Paramus, New Jersey property and guaranteed by the Company, pursuant to which the maturity date of the Secured Line of Credit was extended to March 22, 2024 and the interest rate was reduced to 2.5% during the period from April 2023 to the new maturity date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY PLACE HOLDINGS INC.

Date: April 27, 2023	/s/ Steven Kahn
Steven Kahn
Chief Financial Officer